Exhibit 3.2

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT dated January 2, 2006 between ULTITEK, LTD. (“Ultitek” or “Company”) and _______________ (“Optionee”).

Recitals

WHEREAS, in order to induce to accept employment by the Subsidiary of the Company and devote his best efforts to the affairs of the Company and to motivate him to exercise his best efforts on behalf of Ultitek, Company hereby agrees to grant to Optionee the right and option to acquire ___________ (____________________) Shares (the “Option Shares”) upon and subject to the terms and conditions hereinafter set fort.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Option. (a) Subject to the terms and conditions of this Agreement, Company hereby grants to Optionee the right and option to acquire all or part of the Option Shares (the AOption@) for the price and on the other terms specified below.

(b) Company represents to Optionee that (i) the Option Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) Company has good and unencumbered title to the Option Shares and, upon exercise of the Option in accordance with the terms hereof, Company will convey to Optionee good title to the Option Shares to which the Option is so exercised, free and clear of any and all security interests, claims, liens or encumbrances.

2. Price. The price per share (the AOption Price@) of the Option Shares shall beTen Cents ($0.10) per share.

3. Exercisability. Subject to the terms and conditions of this Agreement, the Option shall be exercisable by Optionee at any time and from time to time, in whole or in part, in the following installments:

Date Installment Becomes Exercisable	Number of Option Shares Purchasable Pursuant to Option
January 1, 2006	________

Notwithstanding the above, in the event of a Change of Control (as defined in Section 7(b) below) of the Company, all of the Option Shares shall be immediately exercisable on the later of (a) the approval of such Change of Control by the Board of Directors of Ultitek and (b) if required, the approval of such Change of Control by the stockholders of Ultitek.

4. Term. Subject to the terms of Sections 8, 9 and 10 hereof, the Option shall terminate, to the extent not exercised, on the earliest to occur of the following (the “Termination Time”): (a) the time specified in Section 7(b) hereof or (b) at 5:00 p.m. New York Time.

5. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to Company at their principal office, which is presently located at 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. A copy of which is attached as Exhibit A. Such notice shall be given and received, as specified in Section 11 hereof, prior to the Termination Time; shall state the election to exercise the Option and the number of Option Shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; shall (unless the Company otherwise agrees) be accompanied by a representation that the Option Shares being acquired upon exercise of the Option are being acquired for investment and can be sold as permitted by law; and shall be accompanied by payment of the full Option Price of such Option Shares. The Option Price shall be paid in cash or by bank or cashier=s check. Upon receipt of such notice and payment, the Company, as promptly as practicable, shall cause to be delivered by the transfer agent for Ultitek a certificate or certificates representing the Option Shares with respect to which the Option is so exercised, free and clear of any and all security interests, claims, liens or encumbrances. The certificate or certificates for such Option Shares shall be registered in the name of the person or persons so exercising the Option (or, if the Option is exercised by the Optionee and if Optionee shall so request in the notice exercising the Option, shall be registered in the name of Optionee and his spouse, jointly, with the right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, to the extent permitted hereunder, by any person or persons after legal disability or death of Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. At the time of delivery of the option shares, Optionee shall execute a Shareholder Agreement, attached hereto as Exhibit AB@.

6. Non-Transferability of Option. The Option is not assignable or transferable, in whole or in part, by Optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of Optionee, the Option shall be exercisable only by him or his guardian or legal representative.

7. Adjustments and Certain Termination Events. (a) The number and kind of securities purchasable upon exercise of the Option (as well as the exercise price per share) shall be equitably adjusted to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of Ultitek occurring subsequent to the date hereof; provided, however, that in no event shall Optionee be entitled to receive upon exercise of the Option any dividends or distributions which may have been actually made or paid on the Option Shares prior to the date of exercise of the Option.

(b) In the event of the merger or consolidation of Ultitek with, or the sale or other disposition, directly or indirectly, of substantially all of the business and assets of Ultitek on a consolidated basis to, an AUnrelated Third-Party@ (i.e., a party who is not an affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, of Ultitek) (referred to herein as a “Change of Control”), the Option shall terminate at the effective time of such merger, consolidation or sale; provided, however, that if (i) in connection with such merger, consolidation or sale Optionee receives solely equity securities (or Cash in lieu of fractional shares) of such Unrelated Third-Party or an affiliate thereof and (ii) such merger, consolidation or sale does not create or result in any tax liability or obligation for or on the part of Optionee in respect of the Option, then the Option shall continue, subject to the terms and conditions of this Agreement, and Company shall, without payment of any additional consideration therefor, execute a new option providing that Optionee shall have the right to exercise such new option (upon terms not less favorable to Optionee than those then applicable to the Option) and to receive upon such exercise, in lieu of each share of Common Stock of Ultitek therefore issuable upon exercise of the Option, the kind and amount of shares of stock receivable upon such consolidation, merger or sale by Optionee of one share of Common Stock of Ultitek issuable upon exercise of the Option had the Option been exercised immediately prior to such consolidation, merger or sale.

8. Termination of Employment. The option granted herein to Optionee may only be exercised by him while he is in the continuous employ of the Company or maintains majority of Ultitek shares of its initial portfolio. If Optionee’s employment with Ultitek is terminated for any reason or no reason other than death or disability prior to the Termination Time as set forth in Section 4, this Option may be exercised to the extent of the number of shares with respect to which the Optionee at any time prior to the earliest of (i) the Termination Time set forth in Section 4 above, or (ii) 30 days after the date of the Optionee=s termination of employment.

9. Disability. If Optionee becomes disabled during his employment, and, prior to the Termination Time as set forth in Section 4, Optionee’s employment is terminated as a consequence of such disability, this Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such termination, by Optionee or his legal representative at any time prior to the earliest of (i) the Termination Time set forth in Section 4, or (ii) one (1) year after the date of Optionee=s termination of employment.

10. Death. If the Optionee dies during his employment and prior to the Termination Time as set forth in Section 4, or if Optionee’s employment is terminated by reason of Optionee’s disability (as described in Section 9 above), and Optionee dies following his termination of employment but prior to the earliest of (i) the Termination Time as set forth in Section 4 above, (ii) the expiration of the period determined under Section 9 above, or (iii) three (3) months following Optionee’s termination of employment, this Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of his death, by Optionee’s estate, personal representative or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of Optionee=s death, at any time prior to the earlier of (i) the Expiration Date specified in Section 4, or (ii) one (1) year after the date of Optionee’s death.

11. Notices. All notices or other communications permitted or required under this Option shall be in writing and shall be sufficiently given if and when hand delivered or shall be deemed to be sufficiently given on the date shown on the receipt or confirmation therefor if and when sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, if to Company at the address specified in Section 5 hereof, and if to Optionee, at the address set forth after his name on the signature page hereof, or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. If the Company’s principal office address set forth in Section 5 hereof changes at any time, it shall give written notice thereof to Optionee setting forth the new address for which notice shall be given upon exercise of the Option in accordance with Section 5 hereof.

12. Absence of Rights. Optionee shall have no rights as a stockholder with respect to any Option Shares covered by the Option unless and until Optionee receives the Option Shares upon exercise thereof.

13. Company Right to Terminate. Notwithstanding anything herein to the contrary, Company reserves the right, in its sole and absolute discretion, for any reason or no reason whatsoever, to terminate this Stock Option Agreement, upon thirty (30) days written notice thereof to Optionee. If Optionee does not exercise his right to purchase the option shares during such thirty (30) day period, all rights under, and this option, shall be null, void, inoperative and no further effect.

14. Successors and Assigns. Subject to Section 6 of this Agreement, this Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of Company and the executors, administrators, legatees, heirs and legal representatives of Optionee.

15. Governing Law. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New Jersey, without giving effect to otherwise applicable principles of conflicts of law.

16.  Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto with respect to the Option and may not be modified or amended, except as expressly contemplated herein, except by a written instrument signed by the party to be bound thereby.

IN WITNESS WHEREOF, Sellers and Optionee hereby execute this Agreement on this 2 day of January, 2006.

ULTITEK, LTD.

BY:  ____________________________